Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form F-1 of Maris-Tech Ltd. of our report dated August 2, 2021, except for the effects of the Reverse Stock Split discussed in Note 1C to the financial statements as to which the date is September 24, 2021, relating to the financial statements of Maris – Tech Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Haifa, Israel	/s/ Kesselman & Kesselman
December 29, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel

Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il